Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Investar Holding Corporation on Form S-8 No. 333-201880 of our report dated June 20, 2025 on our audits of the financial statements of the Investar Holding Corporation 401(k) Plan as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and supplemental schedules as of December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about June 20, 2025.

/s/EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana

June 20, 2025